Exhibit 10.1

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is entered into effective as of April 1st, 2021, by and among Adani Solar USA Inc., a Delaware corporation (“ASU”), Oakwood Construction Services Inc., a Delaware corporation (“OAKWOOD”), and iSun Utility,  LLC , a Delaware limited liability company (“ISUN”).

BACKGROUND

WHEREAS, ASU is majority-owned, fifty-one percent (51%), by Adani Green Energy Ltd., an Indian entity (“AGEL”), and minority-owned, forty-nine percent (49%), by Adani Global PTE, a Singapore entity (“AGPTE”), and AGEL and AGPTE, the stockholders of ASU are collectively referred to as  (“ADANI”);

WEREAS; ASU operates the United States solar development line of business for ADANI;

WHEREAS, OAKWOOD is a wholly-owned subsidiary of ASU and OAKWOOD is the engineering, procurement, and construction self-performing affiliate of ASU;

WHEREAS, OAKWOOD, in association with its operations, created and developed Intellectual Property, (“IP”) as defined in Section 2 below, including, but not limited to items expressly listed in Section 2 below;

WHEREAS, ASU, as the sole stockholder of OAKWOOD contributed all of its solar business-related IP to OAKWOOD which owns all of the solar business-related IP of ASU.

WHEREAS ASU and OAKWOOD now desire to cease operating their respective lines of business, consisting of development of solar photovoltaic power generation projects and construction of such projects, and together, as (“ASSIGNOR”), desire to enter into this Agreement to assign, transfer and convey all of its right, title and interest in the OAKWOOD IP; and

WHEREAS ISUN (“ASSIGNEE”) desires to enter into this Agreement and acquire the entire right, title and interest in the OAKWOOD IP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, subject to the terms and conditions of this Agreement, the parties agree as follows:

1.	Assignment and Purchase Price.

A.
ASSIGNOR, subject to the payment of one million dollars ($1,000,000) to ASU on or before April 5, 2021 (the “OAKWOOD IP PAYMENT #1”), does hereby agree to convey, transfer and assign to ASSIGNEE, free and clear of any and all liens, claims and encumbrances, all of ASSIGNOR’s, respective, right, title and interest in and to the IP (as defined in Section 2 below) owned by ASU and currently being used by OAKWOOD, including all tangible evidence of such IP, and ASSIGNEE hereby accepts assignment of such IP, including all such tangible evidence, on the terms and conditions specified herein. The delivery of the IP is hereby constructively made to ISUN as of the date hereof, for the benefit of ISUN and its successors and permitted assigns.

B.
ASSIGNOR does hereby agree to convey, transfer and assign all of its rights title and interest in and to the HARTSEL PROJECT (defined below), and ASSIGNEE, does hereby agree to acquire the HARTSEL PROJECT, subject to the following terms:

i.
In association with the assignment of the HARTSEL PROJECT,  ASU and ISUN, and/or their respective affiliate, will enter into and execute definitive agreements for the assignment of all of the membership interests of Hartsel Solar, LLC, including, but not limited to execution of a Membership Interest Purchase Agreement (“MIPA”) with terms and conditions commensurate with such transaction, substantially in the form attached hereto as EXHIBIT A, but expressly upon ASU’s and ISUN’s respective acknowledgement and agreement of a purchase and sale price of one dollar ($1), and assignment, including, but not limited to, those certain: (i) Hartsel Solar, LLC Power Purchase Agreement (“PPA”), (ii) land agreements, (iii) Interconnection rights, and (iv) DeltaStar transformer;

ii.
Within two (2) business days of both: (a) execution of the MIPA and (b) approval of the assignment of the PPA by the Public Service Company of Colorado (Xcel), ISUN will: (1) pay to ASU seven hundred and eight thousand dollars ($708,000) (“OAKWOOD IP PAYMENT #2”) and (2) replace ADANI’s Letter of Credit under the PPA, securing the HARTSEL PROJECT;

iii.
Further, following execution of the MIPA and conditioned upon the HARTSEL PROJECT achieving the successful issuance of building permits (for which ISUN agrees to provide immediate, i.e. within thirty-six (36) hours of ISUN becoming aware or being put on notice of such achievement, notice to ASU pursuant to Section 8, below), ISUN will pay to ASU, within two (2) business days of such achievement, an additional one million dollars ($1,000,000) (“OAKWOOD IP PAYMENT #3”), such payment to be referenced under the MIPA as the “HARTSEL SUCCESS PAYMENT”;

iv.
Also, ASU and ISUN each acknowledge and agree that under the MIPA all development expenses incurred by HARTSEL SOLAR, LLC prior to the execution date of the MIPA will be borne by ADANI, but all development expenses incurred by HARTSEL SOLAR, LLC after the execution date of the MIPA will be borne by ISUN.

2.	Intellectual Property. The intellectual property assigned under this Agreement is the following (collectively, the “IP”):

A.
all prior work, operating history and project references, client lists, inventions, ideas, concepts, processes, data, programs, know-how, trade secrets, improvements, discoveries, developments and techniques relating to the business of OAKWOOD, including, but not limited to, the development and project of Hartsel Solar LLC, a wholly-owned subsidiary of ASU (the “HARTSEL PROJECT”);

B.
all trademarks, logos, designs, artwork and other copyrightable work relating to the business of OAKWOOD, websites, URLs, social media accounts, together with the goodwill of the business connected with the use of and symbolized thereby and all renewals thereof;

C.	all rights of any kind whatsoever of accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

3.           Further Assurances. If, following the date of this Agreement, any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record the title to any of the IP pursuant to the terms hereof, or otherwise to carry out the provisions of this Agreement, including, without limitation, the assignment documents required for filing with any governmental or regulatory office or filing and such foreign filings, each of the parties shall execute and deliver any and all proper assignments, powers of attorney and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights as set forth in this Agreement and otherwise to carry out the provisions of this Agreement.

4.           IP License to Assignor. Non-Solicit  Effective upon the payment of the OAKWOOD IP PAYMENT #1 and the conveyance, transfer and assignment of the IP to Assignee, the Assignee grants to ASU and OAKWOOD a non-exclusive, royalty-free, non-transferrable and non-sublicensable license in the U.S. (subject to Assignor fulfilling all its obligations pursuant to this Agreement) to use the IP related to prior work, operating history and project references and solely limited to the extent necessary to: (i) service existing commercial obligations under those certain engineering, procurement and construction agreements stated in EXHIBIT B, attached hereto, and (ii) permit ASU and OAKWOOD to perform ADANI majority-owned or -controlled, related-party, affiliate (non-third-party) solar development and engineering, procurement, and construction services in the U.S. For the sake of clarity, the parties acknowledge and agree that nothing in this Agreement precludes or prevents ASU and OAKWOOD from performing ADANI majority-owned or -controlled, related-party, affiliate solar development and engineering, procurement, and construction services in the U.S. Assignor agrees not to solicit for employment by it or its affiliates any current or future employees of Assignee or its affiliates.

5.           No Waiver. No failure of a party hereto to exercise, and no delay by a party hereto in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a party hereto of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by the applicable party and specifically referring to each such right or remedy being waived.

6.           Applicable Law; Consent to Jurisdiction. This Agreement, the rights and obligations of the parties hereto and any claims and disputes relating thereto shall be subject to and governed by the laws of the State of New York, without regard to conflicts of laws principles. Each of the parties consent to personal and subject matter jurisdiction with respect to any dispute under this Agreement and any agreements contemplated by this Agreement in the United States District Court for the Southern District of New York located in New York, New York.

7.           Assignment; Successors in Interest.    No party hereto may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, and any such assignment or transfer without such written consent shall be null, void and of no effect, provided that in connection with a sale of substantially all assets, a change of control, or an assignment by operation of law, ISUN may freely assign or transfer this Agreement, and/or any of ASU’s or OAKWOOD’s rights under this Agreement, without consent. The covenants, agreements, terms and provisions of this Agreement shall be binding upon and inure to the benefit of each party hereto and, to the extent expressly permitted by this Agreement, their respective successors and permitted assigns.

8.           Notices. All notices, requests, consents, and other communications to be given and delivered under or by reason of this Agreement shall be in writing, forwarded to the parties at the addresses set forth below and shall be deemed for purposes of this Agreement to have been delivered: (a) on the date of actual receipt if delivered personally to the recipient; (b) three (3) days after mailing by first class mail, postage prepaid; (c) one (1) day after the date of transmission by email, electronic facsimile transmission; or (d) two (2) days after deposit with a reputable overnight courier service.

To ASU:	1125 Executive Circle, Suite #130
Irving, TX 75038
sudipta.bhattacharya@adani.com

To OAKWOOD:	1125 Executive Circle, Suite #130
Irving, TX 75038
sudipta.bhattacharya@adani.com

To ISUN:	400 Avenue D, Suite 10
Williston, VT 05495
jeff@isunenergy.com

9.           Severability.    Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without in any way affecting the validity, legality or enforceability of the remaining provisions of this Agreement, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provisions in any other jurisdiction.

10.          Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.          Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are given in addition to any other rights and remedies any of the parties hereto may have by law, statute, ordinance or otherwise; provided, however the parties acknowledge that any breach of this Agreement by Assignor may result in material and irreparable injury to the Assignee for which there is no adequate remedy at law and it may not be possible to measure damages for such injuries precisely. In the event of a breach of this Agreement, the Assignee shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Assignor from further violations. All such rights and remedies are intended to be cumulative and the exercise of any one right or remedy by any party hereto shall not preclude or waive such party’s right to exercise any or all other rights or remedies.

12.         Entire Agreement. This Agreement and the MIPA and the documents delivered in connection therewith contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matter.

13.         Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which, taken together, shall constitute one and the same agreement. Facsimile or electronic copies of signed counterparts shall have the same effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

ADANI SOLAR USA INC.

By:	/s/ Sudipta Bhattacharya

Name: Sudipta Bhattacharya
Title: President and CEO

OAKWOOD CONSTRUCTION SERVICES INC.

By:	/s/ Sudipta Bhattacharya

Name: Sudipta Bhattacharya
Title: Authorized Representative

ISUN UTILITY, LLC

By: iSun, Inc., Member

By:	/s/ Jeffrey Peck
Name: Jeffrey Peck
Title: President and CEO

EXHIBIT A

FORM MIPA

EXHIBIT B

OAKWOOD EXISTING EPC AGREEMENTS

1.	Engineering, Procurement and Construction Agreement, by and between Midlands Solar LLC and Oakwood Construction Services, Inc., dated as of March 11, 2019, as amended.

2.	Engineering, Procurement and Construction Agreement, by and between Sigurd Solar LLC and Oakwood Construction Services, Inc., dated as of November 19, 2019, as amended.